Exhibit 99.1

Mission Resources Announces New General Counsel

    HOUSTON--(BUSINESS WIRE)--Nov. 2, 2004--Mission Resources Corporation (Nasdaq:MSSN) announced today that Thomas C. Langford has joined the Company as Senior Vice President - General Counsel. His primary responsibility will be managing the Company's corporate legal matters and transactions, including acquisitions and litigation.
    "Tom brings over 23 years of oil and gas transaction experience to Mission. He will play an essential role as we continue pursuing our growth strategy through exploration and acquisitions," said Robert L. Cavnar, Chairman, President and Chief Executive Officer.
    Prior to joining Mission, Mr. Langford was Vice President and Associate General Counsel of El Paso Production Company. Mr. Langford previously held the position of General Counsel and Vice President Land of Sonat Exploration Company until Sonat was acquired by El Paso. Mr. Langford holds an undergraduate degree from Stephen F. Austin University and a Doctor of Jurisprudence from South Texas College of Law. He is a member of the State Bar of Texas Oil, Gas, and Mineral Law Section.
    The Company granted stock options in connection with the commencement of employment of Mr. Langford. These options were granted without stockholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv). The terms are as follows: 300,000 non-qualified stock options with an exercise price equal to the fair market value on the grant date; vesting as to 33.3% of the option shares on the grant date; as to 66.6% of the option shares one year following the grant date and as to 100% of the option shares two years following the grant date; any option shares which remain unexercised on the tenth anniversary of the grant date shall expire.
    About Mission Resources: Mission Resources Corporation is a Houston-based independent exploration and production company that drills for, acquires, develops and produces natural gas and crude oil primarily in the Permian Basin (in West Texas and Southeastern New Mexico), along the Texas and Louisiana Gulf Coast and in both the state and federal waters of the Gulf of Mexico.
    This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the Securities and Exchange Commission. Mission undertakes no duty to update or revise these forward-looking statements.

    CONTACT: Mission Resources Corporation, Houston
             Ann Kaesermann, 713-495-3100
             investors@mrcorp.com